For further information, contact:
                                            Faye E. Feger
                                            Senior Vice President &
                                            Director of Corporate Finance
                                            (717) 231-5705


                   KEYSTONE DECLARES QUARTERLY CASH DIVIDEND

HARRISBURG,  Pa.-- July 20, 2000-Keystone  Financial Inc.,  ("Keystone")(NASDAQ,
NMS: KSTN), the fourth largest financial institution headquartered in Pennsylvania, announced that its Board of Directors declared a regular cash dividend of 29 cents per share, payable on September 29, 2000 to shareholders of record as of September 1, 2000.

In May, Keystone announced that it had entered into a definitive agreement for a merger with M&T Bank Corporation of Buffalo, NY. Subject to the approval of the merger by the shareholders of both Keystone and M&T Bank Corporation and the applicable regulatory agencies, the transaction is expected to be completed in the fourth quarter of 2000.

Keystone Financial, Inc., with assets of approximately $7 billion, is the holding company for Keystone Financial Bank, N.A. which has more than 175 community offices in Pennsylvania, Maryland and West Virginia and a Mobile Banking Unit which operates throughout the tri-state area. Keystone also operates Martindale Andres & Co., an investment-management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement-benefit services firm, Keystone Brokerage, LLC; offering full service investment planning and discount brokerage, and a 24-hours-a-day, seven days a week Telephone Banking Center. For more information, Keystone can be reached on the Internet at www.keyfin.com.




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